Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com
713-350-6000

Dennard • Lascar Associates, LLC
Ken Dennard / ken@dennardlascar.com
Ben Burnham / ben@dennardlascar.com
773-599-3745

Main Street Underwriters Fully Exercise Option to

Purchase Additional Shares of Common Stock

HOUSTON, September 12, 2013 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today that the underwriters of its recent follow-on public offering have fully exercised their option and expect to purchase 600,000 additional shares of Main Street common stock at the public offering price of $29.75 per share. The net proceeds from the exercise of the option will be approximately $17.1 million, after deducting the applicable underwriting discounts. Including the net proceeds from exercise of the option to purchase additional shares, the total net proceeds from Main Street’s offering, after deducting the applicable underwriting discounts and estimated expenses payable by Main Street, will amount to approximately $131.4 million. The closing of the option to purchase additional shares is subject to customary closing conditions and is expected to occur on September 16, 2013.

Main Street intends to use all of the net proceeds from this offering to initially repay outstanding debt borrowed under its credit facility, and then through re-borrowing under the credit facility, to make investments in accordance with its investment objective and strategies, to make investments in marketable securities and idle funds investments, to pay operating expenses and other cash obligations, and for general corporate purposes.

The underwriters of this offering were Raymond James, Goldman, Sachs & Co., Robert W. Baird & Co. Incorporated, RBC Capital Markets, LLC, Sanders Morris Harris Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, Janney Montgomery Scott LLC, Ladenburg Thalmann & Co. Inc., MLV & Co. LLC and Wunderlich Securities, Inc.  The shares are being sold pursuant to an effective shelf registration statement on Form N-2 that has been filed with, and has been declared effective by, the U.S. Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares referred to in this press release.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.”  In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon Main Street management’s current expectations and are inherently uncertain. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement. Main Street assumes no obligation to revise or update any such statement now or in the future.

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